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                                   UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549

                                    SCHEDULE 13G

                     UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                 (AMENDMENT NO. 1)*

                             MICROWARE SYSTEMS CORPORATION
                                  (Name of Issuer)

                             Common Stock, no par value
                           (Title of Class of Securities)

                                    595150 10 3
                                  (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                   Page 1 of 4 pages

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                                     SCHEDULE 13G


 CUSIP NO.  595150 10 3                          PAGE  2   OF   4  PAGES
            -----------                               ---      ---

_____________________________________________________________________________
  1    NAME OF REPORTING PERSON
       S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Microware Profit Sharing Plan
_____________________________________________________________________________
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) /   /
                                                                  (b) / X /

_____________________________________________________________________________

  3    SEC USE ONLY

_____________________________________________________________________________

  4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Iowa
_____________________________________________________________________________


                  5   SOLE VOTING POWER

                       569,757
                  ___________________________________________________________
  NUMBER OF       6   SHARED VOTING POWER
   SHARES
BENEFICIALLY           0
  OWNED BY        ___________________________________________________________
    EACH          7   SOLE DISPOSITIVE POWER
  REPORTING
   PERSON              0
    WITH          ___________________________________________________________
                  8   SHARED DISPOSITIVE POWER

                       0
_____________________________________________________________________________

 9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                      PERSON

                               569,757
_____________________________________________________________________________

 10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                      CERTAIN SHARES*                           /  /

_____________________________________________________________________________

 11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               3.93
_____________________________________________________________________________

 12                   TYPE OF REPORTING PERSON*

                                  EP
_____________________________________________________________________________


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ITEM 1 (a)     Name of Issuer: Microware Systems Corporation

ITEM 1 (b)     Address of Issuer's Principal Executive Offices:

               1500 NW 118th Street, Des Moines, Iowa 50325

ITEM 2 (a)     Name of Person Filing:     Microware Profit Sharing Plan (the
                                          "Plan")

ITEM 2 (b)     Address of Principal Business Office, or, if none, Residence:

               1500 NW 118th Street
               Des Moines, Iowa 50325

ITEM 2 (c)     Citizenship:      Iowa

ITEM 2 (d)     Title of Class of Securities:

               Common Stock, no par value

ITEM 2 (e)     CUSIP Number:    595150 10 3

ITEM 3         Not applicable.  (This Schedule is filed pursuant to
                                 Rule 13d-1(c).)

ITEM 4         Ownership:

               The following information is provided as of  December 31, 1997:

               (a)  Amount Beneficially Owned: 569,757 shares

               (b)  Percent of Class: 3.93%

               (c) At the recommendation of the Advisory Committee, the Trustees of the Plan have the sole power to vote the shares and the participants in the plan have the sole power to direct disposition of the shares.


                                   Page 3 of 4 pages

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ITEM 5         Ownership of Five Percent or Less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6         Ownership of More than Five Percent on Behalf of Another Person:

               See response to Item 4.

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
               Company:

               Not applicable.

ITEM 8         Identification and Classification of Members of the Group:

               Not applicable.

ITEM 9         Notice of Dissolution of Group:

               Not applicable.

ITEM 10        Certification:

               Not applicable.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 3,  1998
                                            ___________________________________
                                                       Date

                                         MICROWARE PROFIT SHARING PLAN

                                         By: /s/ Debbie J. Hogue, Trust Officer
                                             __________________________________
                                             Norwest Bank Iowa, N.A. Trustee
                                               of the Plan

ATTENTION:   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
             CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                   Page 4 of 4 pages